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EXHIBIT 99.1

ASYST TECHNOLOGIES UPDATES GUIDANCE FOR FOURTH FISCAL QUARTER FOLLOWING SALE OF PRODUCT LINES TO ENTEGRIS

FREMONT, Calif.--Feb. 11, 2003--Asyst Technologies, Inc., (Nasdaq: ASYT), a leading provider of integrated automation solutions that maximize the productivity of semiconductor manufacturing, today provided updated guidance for its fourth fiscal quarter ending March 31, 2003, based on the sale of its wafer and reticle carrier (WRC) product lines to Entegris Inc., which was announced separately today.

Asyst anticipates that the sale of its WRC business will reduce expected net sales to the range of $70-$72 million, versus previous guidance of $75 million, will reduce expected gross margin to the low end of the guided range of 24-26%, and will drive pro forma operating expenses to the low end of the guided range of $29-$30 million. Initial proceeds of the transaction will add approximately $37 million to the company's current cash balances.

Conference Call Information

Entegris and Asyst will host a conference call to provide additional details of the agreement today at 5:30 p.m. EST. The call will be accessible by phone at 913/981-5582, access code 427770 or via webcast at http://www.asyst.com. For those who cannot listen to the live broadcast, a replay will be available shortly after the call at the website or by dialing 888/203-1112, access code 427770 until Feb. 17, 2003.

About Asyst

Asyst Technologies, Inc. is a leading provider of integrated automation systems for the semiconductor manufacturing industry, which enable semiconductor manufacturers to increase their manufacturing productivity and protect their investment in silicon wafers during the manufacture of integrated circuits, or ICs. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst's modular, interoperable solutions allow chipmakers and original equipment manufacturers, or OEMs, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst's homepage is http://www.asyst.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995

Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: the volatility of semiconductor industry cycles, inability to manage cash flows, failure to respond to rapid demand shifts, dependence on a few significant customers, the transition of the industry from 200mm wafers to 300mm wafers, risks associated with the acceptance of new products and product capabilities, competition in the semiconductor equipment industry, failure to efficiently integrate acquired companies, failure to retain employees, and other factors more fully detailed in the company's annual report on Form 10-K for the year ended March 31, 2002, and Form 10-Q for the period ended Sept. 30, 2002, filed with the Securities and Exchange Commission.

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Contact:
      Asyst Technologies, Inc.
      John Swenson, 510/661-5000
      jswenson@asyst.com
          or
      Guerrant Associates
      Laura Guerrant, 808/882-1467
      lguerrant@guerrantir.com
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Source: Asyst Technologies, Inc.